Exhibit 4.6

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2023 (the “Effective Time”), by and between Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and Mr. Swin Chatsuwan, an individual (the “Founder”). Capitalized terms used by not otherwise defined herein shall have the respective meanings ascribed to such terms in the Amended and Restated Memorandum and Articles of Association of the Company adopted on April 28, 2023 (the “Articles”).

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of November 22, 2022 (the “BCA”), by and among the Company, CIIG Capital Partners II, Inc. a Delaware corporation, Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company;

WHEREAS, the Company desires that, after giving effect to the Transactions, the Founder will, subject to the terms of this Agreement and the Articles, continue to have a right to representation on the board of directors of the Company (the “Board”);

WHEREAS, pursuant to Section 9.11 of the BCA, the persons listed on Schedule 9.11 to the BCA were named as directors of the Company and appointed to the Board upon the consummation of the Transactions; and

WHEREAS, in furtherance of the foregoing, the Company desires that the Founder have certain director nomination rights with respect to the Company, and the Company desires to provide the Founder with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE 1

NOMINATION RIGHT

Section 1.01. Board Nomination Right. Subject to the Articles and Section 1.02, from the Effective Time until the termination of this Agreement in accordance with its terms:

(a) Immediately after the Effective Time, it is contemplated that the size of the Board shall be established at seven (7) directors and a majority of the Board will be composed of independent directors. Each independent director will satisfy the applicable independence criteria for purposes of the Nasdaq stock exchange and SEC rules (without giving effect to any available exceptions for foreign private issuers or controlled companies) (“Independent Director”).

(b) At every meeting of the Board or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by shareholders of the Company, the Founder, and solely the Founder only, shall have the right (but not the obligation) to nominate for election to the Board, as applicable:

(i) four (4) individuals, or such higher number of individuals as would (if duly elected) represent a bare majority of the directors then in office, at least two (2) (or such higher number as is from time to time required for compliance with the listing rules of the stock exchange on which the Shares are listed) of which would qualify as an Independent Director and one (1) of which would qualify to serve on the audit committee; provided, that the Founder holds in aggregate at least 80% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations;

(ii) three (3) individuals, at least one (1) of which would qualify as an Independent Director; provided, that the Founder holds in aggregate at least 50% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, but less than 80% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, in each case, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations; or

(iii) two (2) individuals, none of which are required to qualify as an Independent Director; provided, that the Founder holds in aggregate at least 30% of number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations,

(the “Founder Directors” and each a “Founder Director”). For the avoidance of doubt, the Founder Group shall not be entitled to any director nomination rights pursuant to the terms of this Agreement.

As of the date hereof, the Founder designates the Founder, Jeremy North, Patchara Rattakul and Anthony Posawatz as the initial Founder Directors. Patchara Rattakul shall be a Class II Director and each of the Founder, Jeremy North and Anthony Posawatz shall be a Class III Director.

(c) The Company shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Company shall, to the maximum extent permitted by law:

(i) take all actions necessary (including, without limitation, calling meetings of the Board and the shareholders of the Company and recommending, supporting and soliciting proxies) to: (A) give effect to the provisions of this Agreement (including ensuring that (1) the Founder Directors are included in the Board’s slate of nominees to the shareholders of the Company for the election of directors of the Company and recommended by the Board at any meeting of shareholders called for the purpose of electing directors of the Company, (2) the Founder Directors, if up for election, are included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of directors of the Company), and (B) submit proposals at each duly called meeting of the shareholders of the Company with respect to any amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement;

(ii) take all actions to oppose: (A) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (1) removing or supporting the removal of any Founder Director (except at the direction of the Founder) or (2) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors permitted to be elected in accordance with the Articles at any General Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the Founder set forth in this Article 1), and (B) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii) not (A) solicit proxies or participate in a solicitation, (B) assist any Person in taking or planning any action, or (C) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Founder set forth in this Article 1), provided, that if the Founder informs the Company in writing that it does not wish to appoint or nominate a Founder Director, then the Company shall not be in breach of its obligations under this Section 1.01(a). As used herein, “Affiliate” means, with respect to any specified person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. As used in the definition of “Affiliate”, the word “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(d) If any Founder Director ceases to serve on the Board for any reason, the Founder shall be entitled to designate and nominate such person’s successor in accordance with this Agreement (including any independence or audit committee qualification criteria) and the Board shall promptly fill the vacancy with such successor Founder Director; provided, that, for the avoidance of doubt, the Founder shall have no obligation to fill any such vacancy.

(e) For so long as the Company maintains an Audit Committee, Compensation Committee or Nominating Committee, such committees shall each include at least one (1) Founder Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the Securities Exchange Commission and within the context of the criteria applicable to the Company as established by the listing rules of the stock exchange on which the Shares are listed).

Section 1.02. Certain Limitations. Notwithstanding the provisions of Section 1.01, the Founder shall not be entitled to designate a person as a Founder Director upon a good faith written determination by the Board or relevant committee thereof that the person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate and become void and of no further force or effect: (a) automatically and without any notice or other action by any person upon the earlier of (i) the third anniversary of the Effective Time, and (ii) the first date that the Founder holds less than 30% of the number of issued and outstanding Shares of the Company that were held by the Founder as of the Effective Time, as equitably adjusted for subdivisions, share splits, consolidations, reorganizations and recapitalizations; or (b) upon the mutual written agreement of the parties.

Section 2.02. Notices. Any notice or communication under this Agreement must be in writing and given by mail, hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation:

Any notice or communication under this Agreement must be addressed:

if to the Company, to:

c/o Zapp Electric Vehicles Group Limited

5 Technology Park

Colindeep Lane

England, London

NW9 6BX

Attn: Jeremy North

E-mail: jn@zappev.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Singapore

Attn: Sharon Lau; Posit Laohaphan

E-mail: Sharon.Lau@lw.com; Posit.Laohaphan@lw.com

if to the Founder, at the Founder’s address or facsimile number as set forth in the Company’s books and records.

Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto.

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right to enforce any of the terms to this Agreement under the Contracts (Rights of Third Parties) Act (as amended) of the Cayman Islands or by virtue of any other applicable law in any jurisdiction.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 2.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of the Cayman Islands, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 2.02 shall be deemed effective service of process on such party.

Section 2.09. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 2.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 2.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 2.12. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Section 2.13. Rights Cumulative. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.14. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

By:	/s/ Kiattipong Arttachariya
Name: Kiattipong Arttachariya
Title: Director

[Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

/s/ Swin Chatsuwan
Name: Swin Chatsuwan

[Signature Page to Director Nomination Agreement]